As filed with the Securities and Exchange Commission on November 9, 2006	File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KODIAK OIL & GAS CORP.

Yukon Territory, Canada (State or other jurisdiction of Incorporation or organization)	none (I.R.S. Employer Identification No.)

1625 Broadway, Suite 330

Denver, Colorado 80202

(Address of principal executive offices)

KODIAK OIL & GAS CORP.

INCENTIVE SHARE OPTION PLAN

(Full titles of the plans)

Lynn A. Peterson 1625 Broadway, Suite 330 Denver, Colorado 80202 (303) 592-8075 (Telephone number, including area code, of agent for service)	Copies to: Randal R. Jones Dorsey & Whitney LLP 1420 5th Avenue, Suite 3400 Seattle, Washington 98101

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares subject to outstanding options under the 1996 Stock Option Plan	4,665,500 (2)	US$1.60 (3)	US$7,485,380 (3)	US$801
Common Shares reserved for issuance pursuant to Stock Option Plan effective May 3, 2005 (less those Common Shares listed above)	2,831,442 (2)	US$3.72 (4)	US$10,532,965(4)	US$1,128
Total Common Shares	7,496,942		US$18,018,345	US$1,929
(1)	Common Shares, without par value, offered by the Kodiak Oil & Gas Corp. (the “Registrant”) pursuant to the Plan described herein.
(2)

The Kodiak Oil & Gas Corp. Incentive Share Option Plan (the “Plan”) provides that options may be granted on authorized but unissued common shares of the Registrant not exceeding 10% of the total number of issued and outstanding common shares of the Registrant from time to time on a non-diluted basis.

(3)

The proposed maximum offering price per share and maximum aggregate offering price were calculated using the aggregate exercise price of such outstanding options solely for purposes of determining the registration fee in accordance with Rule 457(h).

(4)

The proposed maximum offering price per share and the registration fee were calculated solely for purposes of determining the registration fee in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on November 6, 2006, as quoted on the American Stock Exchange.

This registration statement on Form S-8 registers 4,665,500 common shares of Kodiak Oil & Gas Corp. (the “Registrant”) reserved for issuance upon the exercise of stock options granted under the Registrant’s Incentive Share Option Plan. If any stock option granted under the Incentive Share Option Plan expires or otherwise terminates for any reason without having been exercised in full, the number of shares in respect of which such stock option expired or terminated without having been exercised shall be available for issuance under the Registrant’s Incentive Share Plan.. This registration statement on Form S-8 also registers an additional 2,831,442 shares of the Registrant reserved for issuance under the Registrant’s Incentive Share Plan.

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART II.       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)	The Registrant’s annual report on Form 20-F filed on May 6, 2006.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the date of the annual report incorporated by reference herein pursuant to (a) above.

(c)	The description of the Registrant’s securities contained in the Registrant’s amended Registration Statement on Form 8-A filed under the Exchange Act on June 20, 2006 including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Certain partners of Miller Thomson LLP own 120,750 common shares in the capital of the Company.

Item 6. Indemnification of Directors and Officers.

Corporate Legislation

Section 7.1 of our By-law No. 1 provides that no director will be liable for acts, receipts, neglects or defaults of any other director or any officer or employee, or for any loss, damage or expense sustained by Kodiak through: defects in title to any property acquired by us or on our behalf; or for losses or damages sustained by us in connection with investment of our funds or property (including losses or damages arising from bankruptcy, insolvency or other tortious acts of an entity with which such funds or property are deposited); or for any loss caused by an error of judgment or oversight on the part of such director; or for any other liability that the director may incur in his capacity as director, except for liabilities occasioned by the director’s own willful neglect or default. This Section also provides that our directors and officers must act in accordance with the Business Corporations Act (Yukon Territory) (the “Act”) and regulations thereunder, and will not be relieved from liability for any breach of such Act or regulations.

Section 7.2 of our By-law No. 1 provides that, subject to limitations contained in the Act, and provided the indemnitee is fairly and reasonably entitled to be indemnified by us, we will indemnify our directors and officers, including former directors and officers, or persons acting or having acted at the request of Kodiak as a director or officer of a corporation of which Kodiak is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Kodiak or any such other corporation), and heirs and legal representatives of such persons, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Kodiak or any such other corporation, if:

(a)	he acted honestly and in good faith with a view to the best interests of Kodiak; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Section 7.3 of our By-law No. 1 provides that, subject to limitations contained in the Act, we may purchase and maintain insurance for our directors and officers as determined by our Board of Directors.

Subsection (1) of Section 126 of the Act provides that except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the corporation; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

A corporation may with the approval of the Supreme Court of the Yukon Territory (the “Court”) indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act.

Notwithstanding anything in Section 126 of the Act, a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

(a)	was substantially successful on the merits in his defense of the action or proceeding;
(b)	fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act; and
(c)	is fairly and reasonably entitled to indemnity.

A corporation may purchase and maintain insurance for the benefit of any Person against any liability incurred by him:

(a)	in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or
(b)

in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

A corporation or a Person may apply to the Court for an order approving an indemnity under Section 126 of the Act and the Court may so order and make any further order it thinks fit, including an order that notice be given to any interested person.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1*	Kodiak Oil & Gas Corp. Incentive Share Option Plan
5.1	Opinion of Miller Thomson LLP
23.1	Consent of Hein & Associates LLP
23.2	Consent of Amisano Hanson, Chartered Accountants
23.3	Consent of Sproule Associates Inc.
24.1	Power of Attorney (See page II-6 of this registration statement)

* Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s annual report on Form 20-F for the year ended December 31, 2005, as filed on May 6, 2006.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)          That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on this 8th day of November, 2006.

KODIAK OIL & GAS CORP. By: /s/ Lynn A. Peterson __________________________________ President (principal executive officer)

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lynn A. Peterson as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Lynn A. Peterson ___________________________________ Lynn A. Peterson	President (principal executive officer and principal financial officer)	November 8, 2006
By: /s/ James E. Catlin ___________________________________ James E. Catlin	Vice President and Secretary	November 8, 2006
By: /s/ Herrick K. Lidstone, Jr. ________________________________ Herrick K. Lidstone, Jr.	Director	November 8, 2006
By: /s/ Rodney D. Knutson ________________________________ Rodney D. Knutson	Director	November 8, 2006
By: /s/ Hugh J. Graham ________________________________ Hugh J. Graham	Director	November 8, 2006
By: _________________________________ Don McDonald	Director	November 8, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1*	Kodiak Oil & Gas Corp. Incentive Share Option Plan
5.1	Opinion of Miller Thomson LLP
23.1	Consent of Hein & Associates LLP
23.2	Consent of Amisano Hanson, Chartered Accountants
23.3	Consent of Sproule Associates Inc.
24.1	Power of Attorney (See page II-6 of this registration statement)

* Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s annual report on Form 20-F for the year ended December 31, 2005, as filed on May 6, 2006.